Exhibit 99.1

Media contact:

Karla Olsen,

director, corporate

communications

Phone: 316.299.7463

karla.olsen@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES THIRD QUARTER EARNINGS

Third quarter earnings decline driven by coolest summer in over 40 years

TOPEKA, Kan., Oct. 29, 2009 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $81 million, or $0.73 per share, for the third quarter 2009 compared with earnings of $88 million, or $0.80 per share, for the third quarter 2008. Earnings for the nine months ended Sept. 30, 2009 were $163 million, or $1.48 per share, compared with earnings of $155 million, or $1.50 per share, for the same period last year.

The decrease in earnings for the quarter was due primarily to lower retail revenues resulting from extremely cool summer weather and the effects of the soft economy on industrial sales. Wholesale revenues too declined due principally to lower average market prices.

The increase in earnings for the nine months ended Sept. 30, 2009 was due primarily to price increases authorized for capital investments and higher operating costs. The effects of higher prices were partially offset by reduced energy sales and higher operating and maintenance, depreciation and interest expenses. The earnings for the nine months ended Sept. 30 for both years include substantial federal income tax adjustments related to prior period activity.

Westar Energy announces third quarter 2009 results	Page 2 of 8

Per share results for both periods also reflect more shares outstanding as a result of the company having issued additional shares to fund capital investments.

Revenues

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Retail	$417,399	$422,314	$(4,915)	(1.2)	$1,063,101	$1,021,478	$41,623	4.1
Wholesale	70,383	114,566	(44,183)	(38.6)	221,779	305,490	(83,711)	(27.4)
Energy marketing	2,013	8,845	(6,832)	(77.2)	15,720	12,539	3,181	25.4
Other	38,739	29,128	9,611	33.0	117,513	93,392	24,121	25.8

Total Revenues	$528,534	$574,853	$(46,319)	(8.1)	$1,418,113	$1,432,899	$(14,786)	(1.0)

Retail revenues for the quarter decreased due to lower kilowatt-hour (KWh) sales reflecting extremely cool weather and the effects of the soft economy on industrial sales. The impact of lower KWh sales was offset partially by price increases earlier this year. Retail revenues for the nine months ended Sept. 30, 2009 increased due primarily to higher prices, more than offsetting a 5 percent decline in KWh sales.

Wholesale revenues decreased for both periods due principally to lower average market prices resulting from reduced demand.

Energy marketing gross margins decreased for the quarter due primarily to lower market prices and lower demand. For the nine months ended Sept. 30, 2009 energy marketing gross margins increased due primarily to the settlement of forward contracts for the sale of electricity on favorable terms. Excluding the gains from forward contracts, gross margins decreased $6 million for the period. These forward contracts related to sales that produced margins for the benefit of retail customers. The energy for the contracts was initially intended to be produced by the company, but was later satisfied by favorable open market purchases.

Westar Energy announces third quarter 2009 results	Page 3 of 8

Fuel and Purchased Power Expense

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Fuel and purchased power	$141,470	$220,140	$(78,670)	(35.7)	$402,622	$557,944	$(155,322)	(27.8)

Fuel and purchased power expense for both periods decreased due to lower demand for electricity and lower unit costs for both fuel and purchased power. The decrease in fuel and purchased power expense was largely reflected in lower prices to customers and did not significantly serve to increase earnings.

Operating and Maintenance Expense

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Operating and maintenance	$130,295	$107,672	$22,623	21.0	$392,272	$354,656	$37,616	10.6

Operating and maintenance expense increased for both periods due primarily to higher network transmission expense (which is largely offset by higher transmission revenues), the amortization of previously deferred storm costs and additional maintenance expense principally at generating facilities.

Depreciation and Amortization Expense

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Depreciation and amortization	$64,516	$51,966	$12,550	24.2	$186,544	$150,467	$36,077	24.0

Depreciation expense increased for both periods primarily as a result of last year’s large construction projects having been completed and placed in service.

Westar Energy announces third quarter 2009 results	Page 4 of 8

Selling, General and Administrative Expense

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Selling, general and administrative	$41,920	$50,802	$(8,882)	(17.5)	$143,540	$136,712	$6,828	5.0

Selling, general and administrative expense decreased for the quarter due primarily to a $7 million decrease in pension and other employee benefit costs. The decrease was attributed principally to the company having recorded a $5 million credit to expense in accordance with a recent regulatory order that authorizes the deferral of pension and employee benefit costs for future recovery.

For nine months ended Sept. 30, 2009 selling, general and administrative expense increased due principally to an increase in pension and other employee benefit expenses. The increase in pension expense was attributable primarily to the lower than expected returns on pension assets last year.

Other Income (Expense)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Investment income (loss)	$3,986	$(2,986)	$6,972	233.5	$8,516	$(2,902)	$11,418	393.5
Other income	1,217	12,796	(11,579)	(90.5)	5,627	22,956	(17,329)	(75.5)
Other expense	(4,539)	(4,517)	(22)	(0.5)	(11,441)	(11,179)	(262)	(2.3)

Total Other Income	$664	$5,293	$(4,629)	(87.5)	$2,702	$8,875	$(6,173)	(69.6)

Investment income increased for both periods due principally to gains on investments compared with losses on those investments in the same periods last year.

Other income for both periods decreased due principally to recording less equity AFUDC and corporate-owned life insurance (COLI) proceeds. The decrease in equity AFUDC is attributable to the completion of several large construction projects in the past year, at which time further accrual of AFUDC for these projects ceased. There have been no COLI proceeds recorded in 2009 compared with $6 million in COLI proceeds the third quarter last year.

Westar Energy announces third quarter 2009 results	Page 5 of 8

Interest Expense

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Interest expense	$41,599	$31,920	$9,679	30.3	$116,769	$72,920	$43,849	60.1

Interest expense increased for the third quarter due primarily to the company having issued additional debt to fund capital investments.

Interest expense for the nine months ended Sept. 30, 2009 increased due primarily to the reversal in 2008 of $18 million of accrued interest associated with uncertain income tax liabilities (which reduced 2008 interest expense) and also as a result of the company having issued additional debt to fund capital investments. The increase was partially offset by lower interest rates on variable rate debt and less short-term borrowing.

Income Tax Expense

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change	% Change	2009	2008	Change	% Change
	(Dollars in Thousands)

Income tax expense (benefit)	$28,256	$29,361	$(1,105)	(3.8)	$48,354	$13,808	$34,546	250.2

Income tax expense for the nine months ended Sept. 30, 2009 increased due primarily to the reversal in 2008 of $29 million of income tax reserves (which reduced 2008 income tax expense) as a result of completing a federal income tax audit for prior years.

Discontinued Operations

In January 2009 the company reached a settlement with the IRS that permitted it to utilize operating losses generated from the divestiture of former non-regulated businesses. This settlement resulted in a first quarter 2009 net earnings benefit from discontinued operations of $33 million, or $0.30 per share.

Westar Energy announces third quarter 2009 results	Page 6 of 8

Earnings Guidance

The company affirmed its full-year 2009 earnings guidance of $1.35 to $1.45 per share. 2009 earnings guidance excludes a $0.30 per share benefit related to the tax settlement associated with its former non-regulated businesses, and includes $0.10 per share for COLI proceeds, none of which have been realized to date. The company has posted to its Web site a summary of the principal earnings drivers and adjustments used in arriving at 2009 earnings guidance. The summary is located under Investor Presentations within the Investors section of the company Web site at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Friday, October 30 with the investment community at 12 p.m. ET (11 a. m. CT). Investors, media and the public may listen to the conference call by dialing 888-679-8038, participant code 26742216. A Web cast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Karla Olsen with any follow-up questions.

This earnings announcement, a package of detailed third quarter 2009 financial information, the company’s third quarter report on Form 10-Q for the period ended Sept. 30, 2009 filed with the Securities and Exchange Commission October 29, 2009 and other filings the company has made with the Securities and Exchange Commission are available on the company’s Web site at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 684,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Westar Energy announces third quarter 2009 results	Page 7 of 8

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Form 10-K for the period ended Dec. 31, 2008 and our Form 10-Q for the period ended Sept. 30, 2009 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Westar Energy announces third quarter 2009 results	Page 8 of 8

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change

Revenues	$528,534	$574,853	$(46,319)	$1,418,113	$1,432,899	$(14,786)

Fuel and purchased power	141,470	220,140	(78,670)	402,622	557,944	(155,322)
Operating and maintenance	130,295	107,672	22,623	392,272	354,656	37,616
Depreciation and amortization	64,516	51,966	12,550	186,544	150,467	36,077
Selling, general and administrative	41,920	50,802	(8,882)	143,540	136,712	6,828

Total Operating Expenses	378,201	430,580	(52,379)	1,124,978	1,199,779	(74,801)

Income from Operations	150,333	144,273	6,060	293,135	233,120	60,015

Other income	664	5,293	(4,629)	2,702	8,875	(6,173)
Interest expense	41,599	31,920	9,679	116,769	72,920	43,849
Income tax expense (benefit)	28,256	29,361	(1,105)	48,354	13,808	34,546

Income from Continuing Operations	81,142	88,285	(7,143)	130,714	155,267	(24,553)

Results of discontinued operations, net of tax	—	—	—	32,978	—	32,978

Net Income	81,142	88,285	(7,143)	163,692	155,267	8,425
Preferred dividends	242	242	—	727	727	—

Net Income Attributable to Common Stock	$80,900	$88,043	$(7,143)	$162,965	$154,540	$8,425

Basic Earnings Per Share	$0.73	$0.80	$(0.07)	$1.48	$1.50	$(0.02)

Average equivalent common shares outstanding	109,753	108,715		109,543	102,312

Dividends declared per share	$0.30	$0.29	$0.01	$0.90	$0.87	$0.03